Exhibit 99.1
DropCar Announces Financial Results for
Three and Nine Months Ended September 30, 2018

Provides Guidance on Progress of New Developments
Including Improvements to Profit Margins and Liquidity

NEW YORK – November 14, 2018 (Business Wire) – DropCar, Inc. (Nasdaq: DCAR) (“DropCar” or the “Company”), a leading provider of “last mile” logistics technology, mobility services and cloud based software for both the automotive industry and consumers, today announced its fiscal 2018 third quarter and financial results for the period ended September 30, 2018 and provided an update on a series of initiatives to improve operating margins and liquidity.

Spencer Richardson, DropCar’s Chief Executive Officer, stated, "We are extremely encouraged by the current state of our business, as a result of a series of measures we began implementing in late August 2018 to dramatically improve both our business to consumer (“B2C”) and business to business (“B2B”) business models, new business opportunities, and, more recently, two updates that we expect will improve the Company’s financial position. As a result, while these positive developments are not fully reflected in the last quarter or year-to-date historical results, we believe they set the stage for substantive progress in the quarters ahead.”

The Company is pleased to announce two new developments that management believes will solidify its short-term liquidity as it continues working towards building top-line revenue and improving operating margins:

(i) the completion of an offering of approximately $1,000,000 of Pre-Funded Warrants to purchase Common Stock at a cumulative purchase price per Warrant of $0.60 per share of Common Stock; and

(ii) the progress made towards the execution of a definitive agreement to sell the Company’s WPCS International - Suisun City, Inc. subsidiary for $3.5 million, which sale management believes is likely to close during the fourth quarter of 2018.

During the past few months, DropCar has taken the following demonstrative actions to reduce its cash burn and revamp its business models to ensure positive gross profit margins:

(i) converted its B2C business model creating positive margins and revamping its pricing structure to a self-park model. Results have been an immediate improvement from a negative gross profit margin to a positive gross profit margin for self-park model of approximately 35%;

(ii) revised its B2B managed services pricing model that management believes will improve its B2B gross profit margin and labor efficiency; and

(iii) reduced annual operating and corporate overhead expenses by over $650,000 per month in September primarily through reductions in valet driver and operations staffing attributable to its former consumer model, corporate payroll and certain outside services.

Not only did the Company achieve profitable gross margins with self-park immediately upon making the change, but its pipeline of new B2B opportunities has begun to accelerate, as evidenced by the growing demand for professional third-party logistical services from original equipment manufacturer customers (“OEMs”), car-sharing companies, fleets and other automotive industry related businesses, which if and when finalized would be under the new, higher-margin B2B revenue model.

In addition to the Company’s recent expansion into Washington DC, San Francisco, Los Angeles and Baltimore, fueled by the Company’s partnership with General Motors’ Maven brand car sharing program, the Company:

(i) has recently expanded its logistic and fleet mobility services with an OEM;

(ii) is in advanced discussions with several name brand automotive partners in the vehicle subscription, peer-to-peer and car share space to provide SaaS technology and/or DropCar managed services that it expects to formally announce soon;

(iii) will be potentially launching new pilot programs through one of the largest fleet organizations in the country.

“We believe that our managed services and Mobility Cloud technology has not only placed us in the enviable position as a “last-mile” solution for top-tier automotive partners but has also led to deeper discussions on how our mobility technology platform can further support the next generation of last mile logistics concepts they are presently investing in,” added Richardson.

Financial Results for the Three Months Ended September 30, 2018 (in 000s)

Revenue for the three months ended September 30, 2018 increased approximately $3,342, or 263%, to $4,612 as compared to $1,270 for the same period in 2017, as: (i) DropCar Operating revenue increased by $120, or nine percent, due to an increase in on-demand services of $63, and an increase in subscription revenue of $56 and (ii) WPCS revenue increased $3,223, or 100%, as there was no comparative information reported for the prior period.

The Company's approximate $3,329 net loss for the three months ended September 30, 2018 was comprised of the $84 net loss from WPCS and a net loss of $3,245 from DropCar Operating. This compared to a net loss of $2,903 for the same period in 2017.

Meanwhile, the net loss attributable to common stockholders for the three-month period totaled approximately $4,348, due to the $3,329 net loss and $1,019 of deemed dividends on the exchange of warrants.

Financial Results for the Nine Months Ended September 30, 2018 (in 000s)

Revenue for the nine months ended September 30, 2018 increased $13,030, or 466%, to $15,827 as compared to $2,797 for the same period in 2017, as: (i) DropCar Operating revenue increased by $2,158, or 77%, due to increases in subscription revenue of $1,593 and on-demand service revenue of $565 and (ii) WPCS revenue increased $10,872, or 100%, as there was no comparative information reported for the prior period.

The Company's approximate $10,682 net loss for the nine months ended September 30, 2018 was comprised of the $377 net income from WPCS offset by the $11,060 net loss from DropCar Operating. This compared to a net loss of $5,088 for the same period in 2017.

Net loss attributable to common stockholders for the nine-month period totaled $12,018, due to the $10,682 net loss and $1,336 of deemed dividends on the exchange of warrants.

Conference Call with DropCar CEO and CFO

DropCar will host a conference call on November 15, 2018 at 8:30 AM Eastern Time (ET) featuring remarks by, and Q&A with, CEO Spencer Richardson and CFO Paul Commons. The dial-in number for the conference call is toll-free: 877-407-0782 (U.S. domestic) or +1 (201) 689-8567 (international). Please make sure to call at least five minutes before the scheduled start time.

To listen online, please click: http://www.investorcalendar.com/event/39723
For interested individuals unable to join the live event, a replay will be available until November 22, 2018 (08:30 AM EDT). To access the recording, dial toll-free (domestic) 877-481-4010 or (internationally) 919-882-2331. The replay passcode is 39723.

About DropCar

Founded and launched in New York City in 2015, DropCar's mission is to power the next generation of mobility by bringing the automotive industry's products and services to everyone's front door. DropCar's core Mobility Cloud platform, and integrated mobile apps help consumers and automotive-related companies reduce the cost, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers. Dealerships, fleet owners, OEMs and shared mobility companies use DropCar's last mile logistics platform to reduce costs, streamline logistics and deepen relationships with customers. More information is available at https://drop.car/

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources of the company to meet its business objectives and operational requirements and the impact of competitive products and services and technological changes. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors under the heading “Risk Factors” in DropCar’s filings with the Securities and Exchange Commission. Except as required by applicable law, DropCar undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Investor Relations

ir@DropCar.com
(646) 916-4595

DropCar, Inc. and Subsidiaries
Consolidated Balance Sheets Data

	September 30,	December 31,
	2018	2017
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash	$1,960,553	$372,011
Accounts receivable, net	4,096,228	187,659
Contract assets	427,480	-
Prepaid expenses and other current assets	431,186	51,532
Total current assets	6,915,447	611,202

Property and equipment, net	323,463	5,981
Capitalized software costs, net	679,304	589,584
Intangible assets, net	1,680,000	-
Goodwill	3,410,000	-
Other assets	14,484	3,000

TOTAL ASSETS	$13,022,698	$1,209,767

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,330,456	$1,820,731
Deferred income	23,215	236,433
Accrued interest	-	135,715
Current portion of loans payable	52,515	-
Contract liabilities	1,961,758	-
Total current liabilities	5,367,944	2,192,879

Loans payable, net of current portion	69,373	-
Convertible note payable, net of debt discount	-	3,506,502
TOTAL LIABILITIES	5,437,317	5,699,381

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	7,585,381	(4,489,614)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$13,022,698	$1,209,767

DropCar, Inc. and Subsidiaries
Consolidated Statements of Operations Data
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

NET REVENUES	$4,612,062	$1,269,556	$15,826,983	$2,797,409

COST OF REVENUES, excluding depreciation and amortization	4,438,189	1,426,874	15,190,430	2,869,995

GROSS PROFIT (LOSS)	173,873	(157,318)	636,553	(72,586)

OPERATING EXPENSES
Selling, general and administrative expenses	3,324,874	2,319,433	10,426,604	4,170,450
Depreciation and amortization	174,650	45,576	479,337	136,403
TOTAL OPERATING EXPENSES	3,499,524	2,365,009	10,905,941	4,306,853

OPERATING LOSS	(3,325,650)	(2,522,327)	(10,269,388)	(4,379,439)

Interest income (expense), net	(3,123)	(380,598)	(413,076)	(708,991)

NET LOSS	(3,328,774)	(2,902,925)	(10,682,464)	(5,088,430)
Deemed dividend on exchange of warrants	(1,019,040)	-	(1,335,901)	-
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,347,814)	$(2,902,925)	$(12,018,365)	$(5,088,430)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.50)	$(1.38)	$(1.59)	$(2.77)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	8,609,778	2,106,799	7,574,452	1,839,379